Exhibit 99.4

INDEPENDENT AUDITORS’ REPORT

To DIRECTV Holdings LLC:

We have audited the accompanying Consolidated Balance Sheets of DIRECTV Holdings LLC as of December 31, 2001 and 2000, and the related Consolidated Statements of Operations, Consolidated Statements of Changes in Owner’s Equity and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of DIRECTV Holdings LLC’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of DIRECTV Holdings LLC at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Los Angeles, California

January 31, 2003

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2001	2000	1999
	(dollars in millions)
Revenues	$5,552.1	$4,694.0	$3,404.6

Operating costs and expenses, exclusive of depreciation and amortization expense shown below
Programming and other costs	2,211.2	1,890.3	1,444.3
Subscriber service expenses	479.9	502.5	335.7
Subscriber acquisition costs:
Third party customer acquisitions	1,585.7	1,285.0	923.1
Direct customer acquisitions	72.8	—	—
Retention, upgrade and other marketing costs	378.2	274.4	116.6
Broadcast operations expenses	119.1	164.5	126.2
General and administrative expenses	489.1	455.0	291.2
Depreciation and amortization expense	438.5	395.4	250.6

Total operating costs and expenses	5,774.5	4,967.1	3,487.7

Operating loss	(222.4)	(273.1)	(83.1)
Interest expense, net	(123.5)	(151.9)	(69.5)
Other income, net	85.1	—	—

Loss before income taxes	(260.8)	(425.0)	(152.6)
Income tax benefit	82.5	147.3	48.1

Net loss	$(178.3)	$(277.7)	$(104.5)

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
	(dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$15.4	$18.4
Accounts receivable, net of allowances of $ 53.2 and $ 55.8	470.9	502.1
Inventories, net	66.2	78.8
Prepaid expenses and other	604.9	565.6

Total current assets	1,157.4	1,164.9
Satellites, net	984.6	839.1
Property, net	893.8	894.5
Goodwill, net	2,888.5	2,967.5
Intangible assets, net	642.2	707.5
Investments and other assets	500.5	756.8

Total assets	$7,067.0	$7,330.3

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable	$131.2	$247.4
Accrued liabilities	1,159.8	1,152.7
Unearned subscriber revenue	161.0	130.9

Total current liabilities	1,452.0	1,531.0
Other liabilities and deferred credits	702.4	824.5
Deferred income taxes	299.4	290.5
Owner’s Equity
Capital stock and additional paid-in capital	5,413.1	5,149.5
Accumulated deficit	(959.5)	(781.2)

Subtotal owner’s equity	4,453.6	4,368.3

Accumulated other comprehensive income
Accumulated unrealized gains on securities	159.6	316.0

Total owner’s equity	4,613.2	4,684.3

Total liabilities and owner’s equity	$7,067.0	$7,330.3

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN OWNER’S EQUITY

	Owner’s Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Owner’s Equity	Comprehensive Income (Loss)
	(dollars in millions)
Balance at December 31, 1998	$697.7	$(399.0)		$298.7
Net loss		(104.5)		(104.5)	$(104.5)
Transfers of acquired assets from Parent	3,504.1			3,504.1
Net capital contribution from Parent	377.9			377.9
Unrealized holding gains on securities			$347.6	347.6	347.6

Comprehensive income					$243.1

Balance at December 31, 1999	4,579.7	(503.5)	347.6	4,423.8
Net loss		(277.7)		(277.7)	$(277.7)
Net capital contribution from Parent	569.8			569.8
Unrealized holding losses on securities			(31.6)	(31.6)	(31.6)

Comprehensive loss					$(309.3)

Balance at December 31, 2000	5,149.5	(781.2)	316.0	4,684.3
Net loss		(178.3)		(178.3)	$(178.3)
Net capital contribution from Parent	263.6			263.6
Unrealized holding losses on securities			(103.3)	(103.3)	(103.3)
Less: reclassification adjustment for net gain recognized during the period			(53.1)	(53.1)	(53.1)

Comprehensive loss					$(334.7)

Balance at December 31, 2001	$5,413.1	$(959.5)	$159.6	$4,613.2

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2001	2000	1999
	(dollars in millions)
Cash Flows from Operating Activities
Net Loss	$(178.3)	$(277.7)	$(104.5)
Adjustments to reconcile net loss to net cash used in operating activities
Tax benefit	(82.5)	(147.3)	(48.1)
Depreciation and amortization	438.5	395.4	250.6
Net loss on sale or disposal of property	11.8	33.5	0.8
Net gain on sale of investments	(87.8)	—	—
Cost of employee benefit programs	3.6	5.1	4.0
Change in other operating assets and liabilities
Accounts receivable, net	31.2	(118.6)	(48.6)
Inventories	12.6	(42.2)	(34.6)
Prepaid expenses and other	11.2	(175.9)	(166.5)
Investments and other assets	8.0	6.2	35.5
Accounts payable	(116.3)	7.2	24.2
Accrued liabilities	7.1	216.9	199.4
Unearned subscriber revenue	30.1	2.3	(50.7)
Other liabilities and deferred credits	(177.2)	(168.8)	(111.8)

Net cash used in operating activities	(88.0)	(263.9)	(50.3)

Cash Flows from Investing Activities
Expenditures for property and equipment	(250.4)	(546.4)	(277.0)
Expenditures for satellites	(199.9)	(107.2)	(136.0)
Proceeds from sale of property and investments	132.7	6.4	0.5
Investments in companies	—	(21.3)	(95.8)

Net cash used in investing activities	(317.6)	(668.5)	(508.3)

Cash Flows from Financing Activities
Net cash contribution from Parent	402.6	932.2	563.1

Net cash provided by financing activities	402.6	932.2	563.1

Net increase (decrease) in cash and cash equivalents	(3.0)	(0.2)	4.5
Cash and cash equivalents at beginning of the year	18.4	18.6	14.1

Cash and cash equivalents at end of the year	$15.4	$18.4	$18.6

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Basis of Presentation and Description of Business

On June 11, 2002, Hughes Electronics Corporation (“Hughes” or “Parent”) established DIRECTV Holdings, LLC (“DIRECTV Holdings” or “DIRECTV”). Upon establishing DIRECTV Holdings, Hughes contributed its wholly-owned subsidiary, DIRECTV Enterprises LLC and its subsidiaries (“DTVE”), to DIRECTV Holdings along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc. (“USSB”) in May 1999 (see Note 15 for further discussion). The formation of DIRECTV Holdings is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes (See Note 2 for further discussion).

DIRECTV Holdings is a wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation (“GM”). DTVE’s wholly-owned subsidiaries consist of DIRECTV Operations LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Service, Inc., USSB II, Inc., and DIRECTV, Inc.

In April 1999 Hughes acquired PRIMESTAR Inc.’s 2.3 million subscriber medium-power direct-to-home satellite business (“PRIMESTAR”). PRIMESTAR provided medium-power direct-to-home satellite services to the PRIMESTAR By DIRECTV customers. PRIMESTAR’s programming was broadcast from a leased medium-power satellite owned by GE Americom Communications, Inc. and located at 85 degrees west longitude, or WL. PRIMESTAR’s program transmission services were provided by a third party. The medium-power PRIMESTAR business was discontinued on September 30, 2000, after converting approximately 1.5 million customers to the DIRECTV service. On January 9, 2001, PRIMESTAR was merged into DTVE.

In May 1999 Hughes acquired the high-power satellite assets and orbital frequencies of Tempo Satellite, Inc. (“The Tempo Satellite Assets”). The acquisition of The Tempo Satellite Assets provided an in-orbit satellite, a satellite that had not yet been launched (the DIRECTV 5 satellite) and related orbital frequencies. In May 1999, Hughes contributed The Tempo Satellite Assets to DTVE.

The USSB acquisition provided contracts for 25 channels of video programming, including premium networks such as HBO®, Showtime®, Cinemax®, and The Movie Channel®, which are now being offered to DIRECTV’s customers.

The acquisitions discussed above are described in more detail in Note 15.

The DIRECTV® service was introduced in the United States in 1994 and was one of the first high-powered, all digital, direct-to-home television distribution services in North America. At December 31, 2001, DIRECTV owned a fleet of six in-orbit high-power satellites, four of which are located at 101 WL, one of which is located at 119 WL, and one of which is located at 110 WL. In May 2002, DIRECTV successfully launched the DIRECTV-5 satellite, which is located at 119 WL. DIRECTV entertainment and information programs are transmitted from its digital broadcast centers located in Castle Rock, Colorado and Los Angeles, California to its in-orbit satellites. The programming is then received by customers using DIRECTV receiving equipment, which includes a small satellite dish, a digital set-top receiver and a remote control. DIRECTV receiving equipment is manufactured by Hughes Network Systems, Inc. (“HNS”), a subsidiary of Hughes, Thomson Multimedia S.A. (RCA) and other name brand consumer electronics companies. The DIRECTV receiving equipment is distributed to consumers through national retail and consumer electronics stores, satellite television dealers, regional telephone companies, DIRECTV’s direct customer acquisition program and rural and urban dealer networks. DIRECTV has a single operating segment with all revenues to date generated from U.S. based subscribers and customers.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DIRECTV participates in the centralized cash management system of Hughes, wherein cash receipts are transferred to and cash disbursements are funded by Hughes on a daily basis. The amount of cash and cash equivalents reported by DIRECTV represent amounts held outside of the cash management system.

Since its inception in 1994, DIRECTV has incurred significant operating losses, which have been funded from capital contributions from Hughes. In the second quarter of 2003, DIRECTV plans to enter into credit facilities that will be used to pay a dividend to Hughes and fund future operations, independent of continued support from Hughes. Subsequent to the financing transactions, DIRECTV expects to fund cash requirements for operating and capital expenditures from cash generated by operations and additional borrowings, as needed. Should DIRECTV not enter into these credit facilities, Hughes remains committed to fund operations for the foreseeable future.

The net cash activity associated with Hughes, which includes the activity associated with the cash management system and Hughes’ funding of DIRECTV payroll is recorded on a quarterly basis as a net contribution from or to Parent in the consolidated statements of changes in owner’s equity. The net cash activity with Hughes resulted in a net capital contribution from Parent of $402.6 million, $932.2 million and $563.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. The net capital contribution from Parent also includes the non-cash cost of employee benefits allocated from Hughes that are discussed in Note 11 and is offset by the non-cash tax benefits transferred to Hughes that are discussed below in Note 2. Related-party transactions are discussed further in Note 14.

Merger Transaction

On October 28, 2001, Hughes and GM, together with EchoStar Communications Corporation (“EchoStar”), announced the signing of definitive agreements that provided for the split-off of Hughes from GM and the subsequent merger of the Hughes business with EchoStar (the “Merger”). On December 9, 2002, Hughes, GM and EchoStar entered into a Termination, Settlement and Release Agreement (the “Termination Agreement”), pursuant to which the companies agreed to terminate the Agreement and Plan of Merger, dated as of October 28, 2001, as amended, between Hughes and EchoStar (the “Merger Agreement”) and certain related agreements.

Note 2:    Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of DIRECTV Holdings and its majority owned subsidiaries, after elimination of intercompany accounts and transactions. The contribution of PRIMESTAR and The Tempo Satellite Assets by Hughes to DTVE and subsequent contribution of DTVE and the premium subscription programming contracts of USSB by Hughes to DIRECTV Holdings (collectively the “Reorganization”) has been treated as a transfer of net assets by entities under common control. Accordingly, the financial statements reflect Hughes’ historical cost basis in the net assets and the results of operations associated with the net assets since the date of their original acquisition by Hughes. The acquisitions of PRIMESTAR, USSB and The Tempo Satellite Assets have been reflected as “Transfers of acquired assets from Parent” as of their respective dates of original acquisition by Hughes in the accompanying consolidated statements of changes in owner’s equity. The acquisitions were funded through the issuance of GM Class H common stock and cash payments by Hughes, which totaled $3,504.1 million, and recorded as a capital contribution from Parent in “Transfers of acquired assets from Parent” in the consolidated statements of changes in owner’s equity in 1999. The cash portion of the contributions of $17.7 million, which represented the cash on-hand at USSB and PRIMESTAR at the date of acquisition, is included in “Net cash contribution from Parent” in the consolidated statements of cash flows.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates in the Preparation of the Financial Statements

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

Revenue Recognition

Subscription and pay-per-view revenues are recognized when programming is broadcast to subscribers. Equipment rental revenue is recognized monthly as earned. Advertising revenue is recognized when the related services are performed. Programming payments received from subscribers in advance of the broadcast are recorded as “Unearned subscriber revenue” in the consolidated balance sheets until earned.

Programming and Other Costs

The cost of television programming distribution rights is recognized when the related programming is distributed. The cost of television programming rights to distribute live sporting events is charged to expense using the straight-line method over the course of the season or tournament. These costs are included in “Programming and other costs” in the consolidated statements of operations.

Advance payments in the form of cash and equity instruments from programming content providers for carriage of their signal are deferred and recognized as a reduction of “Programming and other costs” in the consolidated statements of operations on a straight-line basis over the related contract term. Equity instruments are recorded at fair value based on quoted market prices or appraised values based on an independent third-party valuation. Also recorded as a reduction of programming costs is the amortization of a provision for above-market programming contracts that was recorded in connection with the USSB transaction discussed in Note 15. The provision was based upon an independent third-party appraisal and recorded at its net present value, with interest expense recognized over the remaining term of the contract. The current and long-term portions of these deferred credits are recorded in the consolidated balance sheets in “Accrued liabilities” and “Other liabilities and deferred credits” and amortized using the interest method over the related contract terms ranging from 17 months to 92 months.

Subscriber Acquisition Costs

Subscriber acquisition costs (“SAC”) in the consolidated statements of operations consist of costs incurred to acquire new DIRECTV subscribers through third parties and DIRECTV’s direct customer acquisition program. The deferred portion of the costs are included in “Prepaid expenses and other” in the consolidated balance sheets.

SAC is incurred to acquire new DIRECTV subscribers and consists of subsidies paid to manufacturers of DIRECTV receiving equipment, if any, and the cost of print and television advertising. Additional components of SAC include amounts paid for third party customer acquisitions, which consist of the cost of commissions paid to authorized retailers and dealers for subscribers added through their respective distribution channels, and the cost of installation and hardware subsidies for subscribers added through DIRECTV’s direct customer acquisition program. The cost of advertising and manufacturer subsidies is expensed as incurred. Manufacturer subsidies for hardware activated on the DIRECTV services prior to August 2000 are payable over five years, the present value of which was accrued in the period of activation with interest expense recorded over the term of the

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

obligation. The current portion of these manufacturer subsidies are recorded in the consolidated balance sheets in “Accrued liabilities”, with the long-term portion recorded in “Other Liabilities and Deferred Credits”.

Substantially all commissions paid to retailers and dealers for third party customer acquisitions, although paid in advance, are earned by the retailer or dealer over 12 months from the date of subscriber activation and may be recouped by DIRECTV on a pro-rata basis should the subscriber cancel the DIRECTV service during the 12-month service period. Accordingly, prepaid commissions are deferred and amortized to expense over the 12-month service period. The amount deferred is limited to the estimated average gross margin (equal to an average subscriber’s revenue to be earned over 12 months, less the related cost of programming) to be derived from the subscriber over the 12-month period. The excess commission over the estimated gross margin and non-refundable commissions are expensed immediately.

The cost of installation and hardware under DIRECTV’s direct customer acquisition program is deferred when a customer commits to 12 months of the DIRECTV service. The amount deferred is amortized to expense over the commitment period and limited to the estimated gross margin (equal to the contractual revenues to be earned from the subscriber over 12 months, less the related cost of programming) expected to be earned over the contract term, less a reserve for estimated unrecoverable amounts. The cost of installation and hardware in excess of the estimated gross margin and where no customer commitment is obtained is expensed immediately.

DIRECTV actively monitors the recoverability of prepaid commissions and deferred installation and hardware costs. To the extent DIRECTV needs to charge back prepaid commissions, DIRECTV offsets the amount due against amounts payable to the retailers/dealers and therefore, recoverability of prepaid commissions, net of existing reserves, is reasonably assured. Generally, new subscribers secure their accounts by providing a credit card or other identifying information and agree that a pro-rated early termination fee of $150 will be assessed if the subscriber cancels service prior to the end of the commitment period. As a result, with the ability to charge the subscriber an early termination fee, together with existing reserves, the recoverability of deferred installation and hardware costs is reasonably assured.

Income Taxes

DIRECTV and Hughes join in the filing of a consolidated U.S. federal income tax return with GM. The amount of income tax liability or receivable recorded by Hughes is generally equivalent to the amount Hughes would have recorded on a separate return basis.

The amount of income tax benefit or expense reported by DIRECTV is generally equivalent to the portion of the Hughes consolidated provision for income taxes that is directly attributable to DIRECTV. The income tax balances reported in the consolidated balance sheets are determined based upon DIRECTV’s tax sharing agreement with Hughes, which provides that the current tax liability or receivable be computed as if DIRECTV were a separate taxpayer, however, tax losses not utilized to reduce a DIRECTV tax liability in the period in which such losses originated are not available to reduce a tax liability in future periods.

For the reported periods, losses generated by DIRECTV provided tax benefits to Hughes that were recognized by Hughes and DIRECTV in their respective financial statements. Pursuant to the tax sharing agreement, to the extent that DIRECTV does not utilize losses to reduce a current tax liability, any excess losses will not be available to DIRECTV to reduce future tax liabilities. Accordingly, the tax benefits attributable to such losses are transferred to Hughes in a non-cash transaction and recorded as a reduction to “Net capital contribution from Parent” in the consolidated statements of changes in owner’s equity. The amount of such benefits transferred to Hughes were $142.6 million, $367.5 million and $171.5 million in 2001, 2000 and 1999, respectively.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash Flows

Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

Cash payments of $95.4 million, $110.3 million, and $67.5 million were made for interest in 2001, 2000, and 1999, respectively, primarily associated with certain above-market programming contracts acquired in the PRIMESTAR and USSB transactions, which are discussed in Note 15. No cash payments were made for income taxes in 2001, 2000 or 1999.

Inventories

Inventories consist primarily of DIRECTV receiving equipment, which is mostly used for DIRECTV’s direct customer acquisition program, and DIRECTV system access cards (finished goods). Inventories are stated at the lower of average cost or market.

	2001	2000
	(dollars in millions)
Finished goods	$72.4	$81.1
Inventory valuation reserve	(6.2)	(2.3)

Inventories, net	$66.2	$78.8

Property, Satellites and Depreciation

Property and satellites are carried at cost. Satellite costs include the costs of satellites currently being constructed and those that have been successfully launched. Successfully launched satellites include the costs of construction, launch and launch insurance. Capitalized subscriber leased set-top receivers include the costs of hardware and installation. Depreciation is computed generally using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease.

Goodwill and Intangible Assets

Goodwill, which represents the excess of the cost over the fair value of the net tangible and identifiable intangible assets of acquired businesses, and intangible assets are amortized using the straight-line method over periods not exceeding 40 years. As discussed below, with the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002, DIRECTV ceased amortization of goodwill and intangible assets with indefinite lives.

Valuation of Long-Lived Assets

DIRECTV evaluates the carrying value of long-lived assets to be held and used, including intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Instruments and Investments

DIRECTV maintains investments in equity securities of unaffiliated companies. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices, with unrealized gains or losses (excluding other-than-temporary losses), net of taxes, reported as part of “Accumulated Other Comprehensive Income” (“OCI”). DIRECTV continually reviews its investments to determine whether a decline in fair value below cost basis is “other-than-temporary”. DIRECTV considers, among other factors; the magnitude and duration of the decline; the financial health of and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and DIRECTV’s intent and ability to hold the investment. If the decline in fair value is judged to be other than temporary, the cost basis of the security is written-down to fair value and is recognized in the consolidated statements of operations as part of “Other income, net”. Non-marketable securities are carried at cost. The carrying value of cash and cash equivalents, accounts receivable, investments and other assets, accounts payable, and amounts included in “Accrued liabilities” in the consolidated balance sheets, which meet the definition of a financial instrument, approximated fair value at December 31, 2001 and 2000.

Stock Compensation

Hughes issues GM Class H common stock options to employees, including DIRECTV employees, with grant prices equal to the fair value of the underlying security at the date of grant. No compensation cost has been recognized for options in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. See Note 13 for information regarding the pro forma effect on earnings of recognizing compensation cost based on the estimated fair value of the stock options granted.

Advertising Expenses

Advertising costs, which are expensed as incurred, net of payments received from programming content providers for marketing support, were $116.3 million in 2001, $78.3 million in 2000 and $50.4 million in 1999.

Market Concentrations and Credit Risk

Accounts Receivable, Net—Subscribers. DIRECTV sells programming services and extends credit, in amounts generally not exceeding $100 each, to a large number of individual residential subscribers throughout the United States. Management monitors DIRECTV’s exposure for credit losses and maintains allowances for anticipated losses.

Accounts Receivable, Net—NRTC and Affiliates. DIRECTV has significant accounts receivable from the National Rural Telecommunications Cooperative (“NRTC”) and the NRTC’s largest affiliate, Pegasus Satellite Television, Inc. (“Pegasus”). The accounts receivable from the NRTC are associated with an agreement granting NRTC an exclusive right to distribute certain DIRECTV programming in certain territories until the end of life of the DIRECTV-1 satellite. The NRTC pays DIRECTV a fee based on gross revenues billed to customers located in those territories. The NRTC also pays DIRECTV customer-based fees for technical and operational services such as satellite telemetry, tracking and control, and security, broadcast and billing services. A significant portion of the receivable from the NRTC represents reimbursement of programming costs incurred by DIRECTV on behalf of the NRTC. Pursuant to its agreement with DIRECTV, NRTC has provided DIRECTV with an irrevocable letter of credit renewable every six months, in an amount approximating the prior three months of programming and operational receivables (at time of renewal) under the agreement.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A portion of the amounts receivable from Pegasus results from DIRECTV separately contracting with Pegasus to permit Pegasus to market and sell primarily premium movie services transmitted from five frequencies located at 101 WL, as well as frequencies located at 110 and 119 WL. Further, DIRECTV has recorded amounts receivable of approximately $52 million as of January 31, 2003, from Pegasus as a result of a marketing agreement, now terminated, pursuant to which Pegasus was to pay DIRECTV a specified amount for certain new customer activations in Pegasus territories that DIRECTV had subsidized. The payment of these amounts is currently in dispute as described in Note 16.

Management monitors DIRECTV’s exposure for credit losses through assessing the collectibility of the amounts receivable from Pegasus and the NRTC on a regular basis. As applicable, allowances are maintained for anticipated losses.

Accounting Change

DIRECTV adopted SFAS No. 141, “Business Combinations”, on July 1, 2001. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and prohibits the amortization of goodwill and intangible assets with indefinite lives acquired thereafter. The adoption of SFAS No. 141 did not affect DIRECTV’s results of operations or financial position.

New Accounting Standards

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148,”Accounting for Stock-Based Compensation-Transition and Disclosure – an amendment of SFAS No. 123”. This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. DIRECTV currently follows the intrinsic value based method accounting for stock based compensation of APB No. 25. DIRECTV will adopt the fair value based method of accounting for stock-based compensation for all stock based compensation granted after December 31, 2002 in accordance with the original transition provisions of SFAS No. 123. Adoption of this standard will result in an increase in compensation cost recognized in operating results. See Note 13 to the consolidated financial statements for pro-forma information regarding the compensation costs that would have been recognized had DIRECTV followed the fair value based method of accounting for stock based compensation for the years ended December 31, 2001, 2000 and 1999.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. DIRECTV has not yet determined the impact this issue will have on its results of operations or financial position or whether it will be applied retroactively.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous guidance provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. DIRECTV adopted SFAS No. 146 on January 1, 2003. The adoption of this statement did not affect DIRECTV’s results of operations or financial position.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 refines existing impairment accounting guidance and extends the use of this accounting to discontinued operations. SFAS No. 144 requires the use of discontinued operations accounting treatment for both reporting segments and distinguishable components thereof. SFAS No. 144 also eliminates the existing exception to the consolidation of a subsidiary for which control is likely to be temporary. The adoption of the statement on January 1, 2002 did not affect DIRECTV’s results of operations or financial position.

DIRECTV adopted SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 requires that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written down, as needed, based upon an impairment analysis that must occur at least, annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. SFAS No. 142 requires that DIRECTV perform step one of a two-part transitional impairment test to compare its fair value with its respective carrying amount, including goodwill. If the carrying value exceeds the fair value, step two of the transitional impairment test must be performed to measure the amount of the impairment loss, if any. SFAS No. 142 also requires that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under SFAS No. 141, “Business Combinations”, and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill.

As part of the 1999 PRIMESTAR acquisition, dealer network and subscriber base intangible assets were identified and valued in accordance with APB Opinion No. 16 “Business Combinations”. The dealer network intangible asset originally valued as part of the PRIMESTAR acquisition was based on the established distribution, customer service and marketing capability that had been put in place by PRIMESTAR. The subscriber base intangible asset originally valued as part of the PRIMESTAR acquisition was primarily based on the expected non-contractual future cash flows to be earned over the life of the PRIMESTAR subscribers converted to the DIRECTV service. In accordance with SFAS No. 142, DIRECTV completed a review of its intangible assets and determined that the previously recorded dealer network and subscriber base intangible assets established under APB Opinion No. 16 did not meet the contractual or other legal rights criteria. The dealer network and subscriber base intangible assets also did not meet the separability criteria because the intangible assets could not be sold, transferred, licensed, rented or exchanged individually or in combination with other assets or liabilities, apart from selling the entire DIRECTV business. As a result, in the first quarter of 2002, DIRECTV reclassified $209.8 million, net of $140.2 million of accumulated amortization, of previously reported intangible assets to goodwill. As a result of this reclassification, approximately $13.2 million of quarterly amortization expense ceased, beginning January 1, 2002. In October 2002, EITF 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” was issued, which gave clarifying guidance on the treatment of certain subscriber related relationships. As a result, as of the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and are being amortized over their remaining lives of 2 and 12 years, respectively. As a result of this change, quarterly amortization expense will increase by $18.5 million beginning in the fourth quarter of 2002.

In the first quarter of 2002 DIRECTV also completed the required transitional impairment test for intangible assets with indefinite lives, which consists of Federal Communications Commission licenses for direct-to-home broadcasting frequencies (“Orbital Slots”), and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the second quarter of 2002, with the assistance of an independent valuation firm, DIRECTV completed step one of the transitional test to determine whether a potential impairment existed on goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the fair value of DIRECTV exceeded its carrying value, therefore a step two impairment test is not required.

In accordance with SFAS No. 142, DIRECTV will perform its annual impairment test during the fourth quarter of each year, commencing in the fourth quarter of 2002. If an impairment loss results from the annual impairment test, the loss will be recorded as a pre-tax charge to operating income.

The following represents DIRECTV’s reported net loss on a comparable basis excluding the after-tax effect of amortization expense associated with goodwill and intangible assets with indefinite lives:

	Years Ended, December 31
	2001	2000	1999
	(dollars in millions)
Reported net loss	$(178.3)	$(277.7)	$(104.5)
Add:
Goodwill amortization	77.6	77.2	49.5
Intangible assets with indefinite lives amortization	11.6	11.6	7.5

Adjusted net loss	$(89.1)	$(188.9)	$(47.5)

Note 3:    Accounts Receivable, Net

Net accounts receivable are as follows:

	2001	2000
	(dollars in millions)
Subscribers	$249.6	$266.5
NRTC and affiliates	181.7	152.9
Other	92.8	138.5

	524.1	557.9
Less allowance for doubtful accounts	(53.2)	(55.8)

Total	$470.9	$502.1

Note 4:    Prepaid Expenses and Other

Prepaid expenses and other are as follows:

	2001	2000
	(dollars in millions)
Commissions to distributors	$432.2	$454.5
Deferred hardware and installation costs	32.8	—
Deferred income taxes	97.5	47.0
Other	42.4	64.1

Total	$604.9	$565.6

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5:    Satellites, Net and Property, Net

	Estimated Useful Lives (years)	2001	2000
	(dollars in millions)
Satellites	12-16	$1,286.9	$1,087.0
Less accumulated depreciation		(302.3)	(247.9)

Satellites, net		$984.6	$839.1

Land and improvements		$13.2	$12.8
Buildings and leasehold improvements	3-30	115.8	94.9
Machinery and equipment	3-10	702.9	506.8
Subscriber leased equipment	4	512.9	524.7
Construction in progress		185.6	180.3

Total		1,530.4	1,319.5
Less accumulated depreciation		(636.6)	(425.0)

Property, net		$893.8	$894.5

Note 6:    Goodwill and Intangible Assets

DIRECTV had $2,888.5 million and $2,967.5 million of goodwill, net of accumulated amortization of $204.3 million and $126.7 million at December 31, 2001 and 2000, respectively. DIRECTV had $642.2 million and $707.5 million of intangible assets, net of accumulated amortization of $176.6 million and $111.3 million at December 31, 2001 and 2000, respectively. Intangible assets at December 31, 2001 consist of $432.4 million, net of $30.6 million of accumulated amortization for Orbital Slots which have indefinite useful lives, and intangible assets related to subscriber base and dealer networks of $102.9 million, net of $117.1 million of accumulated amortization, and $106.9 million, net of $23.1 million of accumulated amortization, respectively. Intangible assets are amortized over 5 to 40 years. Amortization expense for goodwill and intangible assets was $142.9 million, $145.9 million and $92.1 million for 2001, 2000 and 1999, respectively. Estimated amortization expense in each of the next five years is as follows: $18.5 million in 2002, $74.0 million in 2003, $31.1 million in 2004, $9.2 million in 2005, $9.2 million in 2006 and $67.8 thereafter. See Note 2 for discussion of the effect of SFAS No. 142 on the consolidated financial statements.

Note 7:    Investments

Investments in marketable equity securities stated at current fair value and classified as available-for-sale totaled $431.3 million and $709.2 million at December 31, 2001 and 2000, respectively. Accumulated unrealized after-tax holding gains recorded as part of OCI were $159.6 million and $316.0 million at December 31, 2001 and 2000, respectively. During 2001, DIRECTV recognized other-than-temporary declines in certain marketable equity investments that resulted in a pre-tax charge of $20.5 million. Also, during 2001 DIRECTV sold about 4.1 million shares of Thomson Multimedia S.A. common stock for approximately $132.7 million, which resulted in a pre-tax gain of $108.3 million. The net amount of gain and losses realized from the sale or write-down of investments is reflected as a reclassification adjustment in OCI and included in the consolidated statements of operations in “Other income, net”. Investments in non-marketable securities, which are carried at cost, totaled $40.0 million and $8.6 million at December 31, 2001 and 2000, respectively.

In August 2002, DIRECTV sold about 8.8 million shares of Thomson multimedia S.A. common stock for approximately $211.0 million in cash, resulting in a pre-tax gain of $158.6 million. Also during 2002, DIRECTV recognized other-than-temporary declines in certain marketable equity securities, which resulted in a charge of $97.6 million in the fourth quarter of 2002.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8:    Accrued Liabilities

	2001	2000
	(dollars in millions)
Programming costs	$391.5	$317.6
Provision for GECC dispute	168.0	145.0
Manufacturer subsidies	132.4	116.9
Third party commissions	112.9	202.8
Current portion of provision for above-market programming contracts	106.3	94.3
Subscriber service expenses	46.9	41.0
Payroll and employee benefits	27.8	43.0
Other	174.0	192.1

Total	$1,159.8	$1,152.7

During 2001, DIRECTV announced a 22% reduction of its approximately 2,170 employees, excluding DIRECTV customer service representatives. As a result, 475 employees, across all business disciplines, were given notification of termination that resulted in a charge of $47.9 million in “General and administrative expenses” in the consolidated statements of operations. Of that charge, $42.6 million related to employee severance benefits and $5.3 million was for other costs primarily related to a remaining lease obligation associated with excess office space and employee equipment. As of December 31, 2001, 461 employees had been terminated with the remaining employees terminated in the first quarter of 2002. The remaining accrual for employee severance and other costs amounted to $16.6 million at December 31, 2001.

Note 9:    Other Liabilities and Deferred Credits

	2001	2000
	(dollars in millions)
Provision for above-market programming contracts	$430.1	$536.6
Advance payments for programming carriage and marketing support	146.8	78.8
Manufacturer subsidies	123.6	203.3
Other	1.9	5.8

Total	$702.4	$824.5

Note 10:    Income Taxes

The income tax benefit is based on the reported loss before income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, which are available to DIRECTV pursuant to its tax sharing agreements with Hughes and as measured by applying currently enacted tax laws. As of December 31, 2001 all tax basis net operating losses generated by DIRECTV have been transferred to Hughes as described in Note 2. DIRECTV joins with GM in filing a U.S. federal income tax return.

The income tax benefit consisted of the following:

	2001	2000	1999
	(dollars in millions)
Taxes currently receivable–U.S. federal and state	$142.6	$367.5	$171.5
Deferred tax liabilities, net–U.S. federal and state	(60.1)	(220.2)	(123.4)

Total income tax benefit	$82.5	$147.3	$48.1

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DIRECTV’s provision for income taxes varies from the provision computed using the U.S. federal statutory income tax rate for the reasons set forth in the following table:

	2001	2000	1999
	(dollars in millions)
Expected income tax benefit at U.S. statutory rate of 35%	$91.2	$148.8	$53.4
U.S. state income tax benefit	9.1	16.3	5.5
Non-deductible goodwill amortization	(17.8)	(17.8)	(10.8)

Total income tax benefit	$82.5	$147.3	$48.1

Temporary differences and tax attributes that give rise to the deferred tax assets and liabilities at December 31, 2001 and 2000 were as follows:

	2001		2000
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(dollars in millions)
Depreciation and amortization		$469.0		$393.6
Unrealized holding gains on securities		104.5		206.3
Accrued costs and expenses	$141.2	—	$79.3	—
Manufacturer subsidies and prepaid third party commissions	—	83.8	—	77.2
Acquired net operating losses	75.3	—	75.3	—
Programming contract liabilities	242.3	—	288.0	—
Other temporary differences	5.0	8.4	—	9.0

Total deferred taxes	$463.8	$665.7	$442.6	$686.1

At December 31, 2001 and 2000, DIRECTV had current deferred tax assets of $189.1 million and $132.7 million, respectively, and non-current deferred tax assets of $274.7 million and $309.9 million, respectively. At December 31, 2001 and 2000, DIRECTV had current deferred tax liabilities of $91.6 million and $85.7 million, respectively, and non-current deferred tax liabilities of $574.1 million and $600.4 million, respectively.

Note 11:    Retirement Programs and Other Post-Retirement Benefits

Employees of DIRECTV participate in contributory and non-contributory defined benefit retirement plans maintained by Hughes. These plans are available to substantially all full-time employees of DIRECTV. Benefits are based on years of service and compensation earned during a specified period of time before retirement. The accumulated benefit obligation and net assets available for benefits for employees of DIRECTV have not been separately determined and are not included in DIRECTV’s consolidated balance sheets. In addition to pension benefits, Hughes charges DIRECTV for the cost of certain other post-retirement benefits. The accumulated post-retirement benefit obligation related to employees of DIRECTV has not been separately determined and is not included in the accompanying consolidated balance sheets. DIRECTV also participates in other Hughes health and welfare plans. DIRECTV’s portion of the cost of these benefit plans, allocated from Hughes, are recorded as a non-cash transaction in “Net capital contribution from Parent” in the consolidated statements of changes in owner’s equity and charged to “General and administrative expenses” in the consolidated statements of operations.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12:    Owner’s Equity

The following represents changes in the components of OCI, net of taxes, as of December 31:

	2001			2000			1999
	Pre-tax Amount	Tax Credit	Net Amount	Pre-tax Amount	Tax Credit	Net Amount	Pre-tax Amount	Tax Expense	Net Amount
	(dollars in millions)
Unrealized gains (losses) on securities	$(170.4)	$67.1	$(103.3)	$(52.3)	$20.7	$(31.6)	$574.6	$(227.0)	$347.6
Reclassification adjustment for net gains recognized during the period	$(87.8)	$34.7	$(53.1)	—	—	—	—	—	—

Note 13:    Incentive Plans

DIRECTV participates in the Hughes Electronics Corporation Incentive Plan (the “Plan”), as approved by the GM Board of Directors in 1999. Under the Plan, shares, rights or options to acquire up to 233 million shares of GM Class H common stock on a cumulative basis were authorized for grant, of which 75 million shares were available at December 31, 2001 subject to GM Executive Compensation Committee approval.

The GM Executive Compensation Committee may grant options and other rights to acquire shares of GM Class H common stock under the provisions of the Plan. The option price is equal to 100% of the fair market value of GM Class H common stock on the date the options are granted. These nonqualified options generally vest over two to five years, expire 10 years from date of grant and are subject to earlier termination under certain conditions. No compensation cost has been recognized for options in accordance with the provisions of APB No. 25.

Changes in the status of outstanding options granted to employees of DIRECTV were as follows:

	Shares Under Option	Weighted-Average Exercise Price
GM Class H Common Stock
Outstanding at December 31, 1998	5,717,358	$12.41
Granted	2,040,900	15.76
Exercised	(1,193,673)	10.46
Terminated	(232,638)	13.87

Outstanding at December 31, 1999	6,331,947	$13.81
Granted	7,422,400	36.76
Exercised	(617,225)	12.97
Terminated	(200,503)	30.93

Outstanding at December 31, 2000	12,936,619	$26.75
Granted	12,017,600	24.22
Exercised	(318,445)	13.10
Terminated	(2,689,600)	25.09

Outstanding at December 31, 2001	21,946,174	$25.77

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about the Plan stock options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$ 3.00 to $8.99	167,440	3.02	$7.46	167,440	$7.46
9.00 to 16.99	4,173,709	6.28	12.97	3,387,809	12.47
17.00 to 24.99	5,122,075	8.78	19.95	1,123,975	18.26
25.00 to 32.99	6,252,950	9.05	27.89	19,533	31.89
33.00 to 41.99	6,230,000	8.28	37.50	1,125,800	40.48

	21,946,174	8.20	$25.77	5,824,557	$18.92

The following table represents pro forma information as if DIRECTV recorded compensation cost using the fair value of issued options on their grant date. The amount of assumed stock compensation costs represents an allocation from Hughes based upon the actual options granted and held by DIRECTV employees.

	2001	2000	1999
	(dollars in millions)
Net loss, as reported	$(178.3)	$(277.7)	$(104.5)
Assumed stock compensation cost	(59.9)	(32.7)	(7.5)

Pro forma net loss	$(238.2)	$(310.4)	$(112.0)

The pro forma amounts for compensation cost are not indicative of the effects on operating results for future periods. Estimated compensation cost is based upon the Black-Scholes valuation model for estimating the fair value of the options.

The following table presents the estimated weighted-average fair value of options granted under the Plan using the Black-Scholes valuation model and the assumptions used in the calculations:

	2001	2000	1999
Estimated fair value per option granted	$13.66	$20.39	$8.01
Average exercise price per option granted	24.71	37.44	15.75
Expected stock volatility	51.3%	42.1%	38.0%
Risk-free interest rate	5.1%	6.5%	5.2%
Expected option life (in years)	7.0	6.9	7.0

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14:    Related-Party Transactions

The following represents a summary of purchases of equipment and services from related parties and the allocation of the cost of employee benefits from Hughes for the years ended December 31:

	2001	2000	1999
	(dollars in millions)
PanAmSat Corporation	$6.7	$8.8	$14.0
Hughes Network Systems	92.4	169.9	75.1
Hughes	3.6	5.1	4.0

Total	$102.7	$183.8	$93.1

The following represents a summary of services provided to related parties during the years ended December 31:

	2001	2000	1999
	(dollars in millions)
Hughes Network Systems	$17.9	$25.4	—
Hughes and other	4.6	4.6	—

Total	$22.5	$30.0	—

The following represents a summary of amounts due to related parties as of December 31:

	2001	2000
	(dollars in millions)
PanAmSat Corporation	$2.3
Hughes Network Systems	67.5	$89.5

Total	$69.8	$89.5

Transactions with PanAmSat Corporation (“PanAmSat”), which is an approximately 81% owned subsidiary of Hughes, represent the purchase of telemetry, tracking and control services (“TT&C”) for certain DIRECTV satellites and the lease of additional satellite transponder capacity. The agreement with PanAmSat for TT&C for DIRECTV 4S continues until DIRECTV 4S is retired from service. The agreement with PanAmSat for TT&C with respect to DIRECTV’s other satellites expires at the earlier of the satellite’s retirement or ten years after date of completion of in-orbit testing for each satellite. The satellite transponder lease expired in 2002. These costs are recorded in “Broadcast operations expenses” in the consolidated statements of operations and any amounts due to PanAmSat are recorded in “Accrued liabilities” in the consolidated balance sheets.

Transactions with Hughes Network Systems (“HNS”) represent the purchase of DIRECTV receiving equipment from HNS, the payment of manufacturer subsidies to HNS and the provision of DIRECTV access cards to HNS. Manufacturer subsidies amounted to $22.8 million, $40.2 million and $50.7 million in 2001, 2000 and 1999, respectively, and are recorded in “Subscriber acquisition costs” in the consolidated statements of operations. Purchases of DIRECTV receiving equipment from HNS amounted to $69.6 million, $129.7 million and $24.4 million in 2001, 2000 and 1999, respectively, the cost of which are recorded in inventory and recognized in “Subscriber acquisition costs” when shipped to subscribers, or carried as a fixed asset when leased by a subscriber. Amounts paid to HNS for DIRECTV receiving equipment purchased from HNS are not necessarily indicative of the cost to purchase the receiving equipment from third parties. DIRECTV system access cards provided to HNS amounted to $17.9 million and $25.4 million in 2001 and 2000, respectively, and

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

are recorded as “Revenues” in the consolidated statements of operations. No DIRECTV system access cards were provided to HNS by DIRECTV prior to 2000. Amounts due to HNS are recorded in “Accrued liabilities” or “Other Liabilities and Deferred Credits” in the consolidated balance sheets. No amounts were receivable from HNS at December 31, 2001 or 2000.

DIRECTV also provides certain accounting and administrative services to Hughes and certain of Hughes’ other subsidiaries in accordance with established service agreements. The amount due to DIRECTV from Hughes relative to the cost of providing these services is recorded as an offset to “General and administrative expenses” in the consolidated statements of operations and amounted to $4.6 million, $4.6 million and $0 in 2001, 2000 and 1999, respectively.

DIRECTV does not receive an allocation of general corporate expenses from Hughes. Management believes that DIRECTV’s consolidated financial statements reflect its cost of doing business in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55, “Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions of Lesser Business Components of Another Entity.”.

In 2001, Hughes entered into a lease with a third party for DIRECTV’s engineering facilities. DIRECTV has made all payments under the lease to the third party and has reflected such payments in “General and administrative expenses” in the consolidated statements of operations.

In February 2003, DIRECTV entered into an intellectual property license agreement with Hughes. Under the license agreement, Hughes granted DIRECTV a royalty free license to exploit certain intellectual property owned by or licensed to Hughes for the DIRECTV business.

Amounts due to and from related parties are non-interest bearing, with the exception of the manufacturer subsidies payable to HNS, which bear an interest rate of 7.75%. Interest expense incurred related to manufacturer subsidies for 2001, 2000 and 1999 was $4.9 million, $4.7 million and $1.4 million, respectively.

Note 15:    Acquisitions

Hughes acquired USSB, PRIMESTAR and certain assets of Tempo Satellite, Inc. in 1999, as more fully described below and as discussed in Note 1. The financial results associated with these transactions and DIRECTV’s acquisitions have been included in the consolidated financial statements from the date of each acquisition.

On June 1, 1999, DIRECTV acquired the assets of the Boise Customer Care Center from AT&T for approximately $23.8 million. The Boise Customer Care Center provided customer care for the PRIMESTAR medium-power business and now supports the DIRECTV business.

On May 20, 1999, Hughes acquired by merger all of the outstanding capital stock of USSB, a provider of premium subscription television programming via the digital broadcasting system that it shared with DIRECTV. The total consideration of approximately $1.6 billion paid in July 1999, consisted of approximately $0.4 billion in cash and 22.6 million shares of GM Class H common stock (prior to giving effect to the GM Class H three-for-one stock split during June 2000).

On April 28, 1999, Hughes completed the acquisition of PRIMESTAR’s 2.3 million subscriber medium-power direct-to-home satellite business. The purchase price consisted of $1.1 billion in cash and 4.9 million shares of GM Class H common stock (prior to giving effect to the GM Class H three-for-one stock split during June 2000), for a total purchase price of $1.3 billion. As part of the acquisition of PRIMESTAR, Hughes also purchased The Tempo Satellite Assets of Tempo Satellite Inc., a wholly-owned subsidiary of TCI Satellite Entertainment Inc, for $500.0 million in cash.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of the PRIMESTAR acquisition, a detailed exit plan was formulated during the second quarter of 1999 and DIRECTV immediately began to migrate the medium-power customers to DIRECTV’s high-power platform. Accordingly, exit costs of $150.0 million were accrued in determining the purchase price allocated to the net assets acquired. The principal components of such exit costs include costs associated with the termination of assumed contracts and costs related to the removal of equipment for the medium-power business. Subsequent to the acquisition of PRIMESTAR, DIRECTV converted a total of approximately 1.5 million customers to its high power service. The PRIMESTAR By DIRECTV service ceased operations, as planned, on September 30, 2000. The amount of accrued exit costs remaining at December 31, 2001 and 2000 was $4.0 million and $25.9 million, respectively, which primarily represents the remaining obligations on certain contracts.

The acquisitions discussed above were accounted for by the purchase method of accounting, and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition based upon independent third-party appraisal. The excess purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill, resulting in an addition to goodwill of $3,116.2 million in 1999.

The following selected unaudited pro forma information is being provided to present a summary of the results of DIRECTV, USSB, PRIMESTAR and The Tempo Satellite Assets for 1999 as if the acquisitions had occurred as of the beginning of the period, giving effect to purchase accounting adjustments. The pro forma data is presented for informational purposes only and may not necessarily reflect the results of operations of DIRECTV for the period presented, nor are they necessarily indicative of future operations. The following unaudited pro forma information excludes the effect of non-recurring charges:

1999
(dollars in millions)
Revenues	$4,194.6
Net loss	(66.9)

Note 16:    Commitments and Contingencies

Litigation

General Electric Capital Corporation (“GECC”) and DIRECTV entered into a contract on July 31, 1995, in which GECC agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV®programming. Under the contract, GECC also agreed to provide certain related services to DIRECTV, including credit risk scoring, billing and collections services. DIRECTV agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV’s performance under the contract. A trial commenced on June 12, 2000 regarding the contract and on July 21, 2000, the jury returned a verdict in favor of GECC and awarded contract damages in the amount of $133.0 million, which included pre-judgment interest, and the trial judge issued an order granting GECC $48.5 million in interest under Connecticut’s offer-of-judgment statute. With this order, the total judgment entered in GECC’s favor was $181.5 million. Hughes and DIRECTV appealed the judgment and while the appeal was pending, post-judgment interest on the total judgment was accruing at a rate of 6.241% per year, compounded annually, from the date judgment was entered in October 2000. During April 2002, DIRECTV entered into settlement negotiations with GECC. On June 4, 2002, the parties executed an agreement to settle the matter for $180.0 million. As of December 31, 1999, DIRECTV had accrued $50.0 million associated with the expected settlement of the claim. As a result of the June 4, 2002 settlement, DIRECTV recorded a charge of $56.0 million to “General and administrative expenses” in the consolidated statement of operations for the year ended December 31, 2000, representing the unaccrued portion of GECC’s original claim. The portion of the settlement associated with interest is reflected as a charge

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to “Interest expense, net” in the amount of $23.0 million and $39.0 million, for the years ended December 31, 2001 and 2000, respectively. The settlement, inclusive of an additional $12.0 million of interest expense accrued in 2002, was paid to GECC in June 2002.

On June 3, 1999, the NRTC filed a lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc., a subsidiary of Hughes Electronics Corporation, in the United States District Court for the Central District of California, alleging that DIRECTV, Inc. breached its DBS Distribution Agreement with the NRTC. Hughes Communications Galaxy, Inc. was the original party to the DBS Distribution Agreement with the NRTC and assigned its rights and obligations to and under the DBS Distributions Agreement to DIRECTV, Inc. The DBS Distribution Agreement provides the NRTC with certain distribution rights, in certain specified portions of the U.S., for a specified period of time, with respect to DIRECTV® programming delivered over 27 of the 32 frequencies at the 101 WL. The NRTC claims that DIRECTV, Inc. has wrongfully deprived it of the exclusive right to distribute programming formerly provided by United States Satellite Broadcasting Company, Inc., or USSB, over the other five frequencies at 101 WL, and seeks recovery of related revenues from the date USSB was acquired by Hughes Electronics Corporation. DIRECTV, Inc. denies that the NRTC is entitled to exclusive distribution rights to the former USSB® programming because, among other things, the NRTC’s exclusive distribution rights are limited to programming distributed over 27 of the 32 frequencies at 101 WL. The NRTC also pled, in the alternative, the right to distribute former USSB programming on a non-exclusive basis, but stipulated to dismiss this claim without prejudice on August 25, 2000. DIRECTV, Inc. maintains that the NRTC’s right under the DBS Distribution Agreement is to market and sell the former USSB programming as its non-exclusive sales agent and that NRTC is not entitled to the additional claimed revenues. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. intend to vigorously defend against the NRTC claims. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. also filed a counterclaim against the NRTC seeking a declaration of the parties’ rights under the DBS Distribution Agreement.

On August 26, 1999, the NRTC filed a second lawsuit in the United States District Court for the Central District of California against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. alleging breach of the DBS Distribution Agreement. In this lawsuit, the NRTC is asking the court to require DIRECTV, Inc. and Hughes Communications Galaxy, Inc. to pay the NRTC a proportionate share of unspecified financial benefits that DIRECTV, Inc. derives from programming providers and other third parties. DIRECTV, Inc. denies that it owes any sums to the NRTC on account of the allegations in these matters and plans to vigorously defend itself against these claims. On June 21, 2001, the court permitted the NRTC to amend the action to also seek an exclusive right to distribute in its territories, and to retain revenues from, “Advanced Services,” which the NRTC defines to include services such as Wink, TiVo, Ultimate TV and AOL-TV. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. deny that the NRTC is entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV, Inc. over the 27 frequencies as to which the NRTC has contractual rights.

Pegasus Satellite Television, Inc. and Golden Sky Systems, Inc., the two largest NRTC affiliates, filed an action on January 11, 2000 against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. in the United States District Court for the Central District of California. The plaintiffs alleged, among other things, that DIRECTV, Inc. has interfered with their contractual relationship with the NRTC. The plaintiffs alleged that their rights and damages are derivative of the rights and damages asserted by the NRTC in its two cases against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. The plaintiffs also alleged that DIRECTV, Inc. misused their subscriber information, thereby violating plaintiffs’ trade secret rights, and interfered with their contractual relationships with manufacturers and distributors by preventing those parties from selling receiving equipment to the plaintiffs’ retailers. On October 19, 2000, Golden Sky agreed to dismiss its equipment-related claims with prejudice. On November 1, 2002, plaintiffs and DIRECTV, Inc. and Hughes Communications

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Galaxy, Inc. stipulated to the dismissal of plaintiffs’ trade secret claims without prejudice, and on October 11, 2002, Pegasus and DIRECTV, Inc. and Hughes Communications Galaxy, Inc. stipulated to the dismissal of Pegasus’ equipment-related claims without prejudice. Neither dismissal required payment of funds by DIRECTV, Inc., Hughes Communications Galaxy, Inc. or plaintiffs. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. deny that either has wrongfully interfered with any of the plaintiffs’ business relationships and will vigorously defend the remaining claims in the lawsuit. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. filed a counterclaim on March 9, 2001, seeking judicial declarations that the contracts between Pegasus and the NRTC, and Golden Sky and the NRTC, do not include rights of first refusal and will terminate when the DIRECTV 1 satellite is removed from orbit. On June 21, 2001, the court permitted Pegasus and Golden Sky to amend their complaint to seek an exclusive right, also derivative from the NRTC’s claimed right, to distribute in their territories, and to retain revenues from, the “Advanced Services.” DIRECTV, Inc. and Hughes Communications Galaxy, Inc. deny that Pegasus and Golden are entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV, Inc. over the 27 frequencies as to which the NRTC and derivatively, Pegasus and Golden Sky, have contractual rights.

A class action suit was filed in the United States District Court for the Central District of California against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. on behalf of the NRTC’s participating members on February 29, 2000. The court certified a class on December 27, 2000. The class asserted claims identical to the claims that were asserted by Pegasus and Golden Sky in their lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. described in the preceding paragraph. Similar to Golden Sky, however, the class has dismissed its equipment-related claims without prejudice. On November 1, 2002, the class, DIRECTV, Inc. and Hughes Communications Galaxy, Inc. also stipulated to the dismissal without prejudice of the class’ trade secret claims, without payment of funds by either DIRECTV, Inc., Hughes Communications Galaxy, Inc., or the class. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. filed counterclaims against the class identical to those filed against Pegasus and Golden Sky as described above. On June 21, 2001, the class was also permitted to amend its complaint to seek an exclusive right, derivative from the NRTC’s claimed right, to distribute in their territories, and to retain revenues from, the “Advanced Services.” DIRECTV, Inc. and Hughes Communications Galaxy, Inc. deny that the class is entitled to exclusive distribution rights to the so-called Advanced Services because, among other things, the services are not services transmitted by DIRECTV, Inc. over the 27 frequencies as to which the NRTC and derivatively, the class, have contractual rights.

The United States District Court for the Central District of California consolidated for purposes of discovery and other pretrial proceedings each of the NRTC, Pegasus and Golden Sky and class action lawsuits described above. The court has ordered the parties to participate in a pre-trial mediation and has set each of the cases for trial on June 3, 2003. The process by which the cases will be tried, has not been finally determined. An amount of loss, if any, cannot be estimated at this time in the NRTC, Pegasus and class action litigation.

DIRECTV, Inc. filed suit in California State Court, Los Angeles County, on June 22, 2001 against Pegasus Satellite Television Inc. and Golden Sky Systems, Inc. (referred to together as “Defendants”) to recover monies calculated at approximately $52 million as of January 31, 2003 that Defendants owe DIRECTV, Inc. under the parties’ Seamless Marketing Agreement, which provides for reimbursement to DIRECTV, Inc. of certain subscriber acquisition costs incurred by DIRECTV, Inc. on account of new subscriber activations in Defendants’ territory. Defendants had ceased making payments altogether, and indicated that they did not intend to make any further payments due under the agreement. On July 13, 2001, Defendants sent notice of termination of the agreement and on July 16, 2001, Defendants answered DIRECTV, Inc.’s complaint and filed a cross complaint alleging counts of fraud in the inducement, breach of contract, breach of the covenant of good faith and fair dealing, intentional interference with contractual relations, intentional interference with prospective economic

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advantage and violation of California Bus. and Prof. Code 17200. Defendants also thereafter removed the action to federal district court, Central District of California, where it was transferred to the judge hearing the other cases among NRTC, Pegasus and a class of NRTC members, on the one hand, and DIRECTV, Inc. and Hughes Communications Galaxy, Inc., on the other. The court consolidated the cases for purposes of discovery and other pretrial proceedings. On September 16, 2002, the court permitted Pegasus to amend its counterclaim to eliminate the interference and Section 17200 claims, and to add claims for both rescission of the agreement and specific performance of an audit right provided in the agreement, in the event it is determined that Pegasus breached the agreement and owes money thereunder to DIRECTV, Inc. On September 30, 2002, DIRECTV, Inc. moved to dismiss Pegasus’ claims for breach of the covenant of good faith and fair dealing and specific performance. The court granted DIRECTV, Inc.’s motion as to the specific performance claim, and further granted DIRECTV, Inc.’s motion on the good faith and fair dealing claim to the extent Pegasus sought punitive damages. DIRECTV, Inc. denies any liability to Defendants, and intends to vigorously pursue its damages claim against Defendants and defend against Defendants’ counterclaims. The case is also currently scheduled for trial beginning June 3, 2003.

On February 1, 2001, the NRTC filed a third lawsuit in the United States District Court for the Central District of California against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. seeking a declaration from the court that it is not required to defend and indemnify DIRECTV, Inc. and Hughes Communications Galaxy, Inc., for the Pegasus and Golden Sky and class action lawsuits. The NRTC has been paying and continues to pay DIRECTV, Inc.’s and Hughes Communications Galaxy, Inc.’s legal fees in those matters under protest. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. filed a counterclaim on February 21, 2001 seeking a declaratory judgment that the NRTC is indeed responsible for the defense and indemnity of DIRECTV, Inc. and Hughes Communications Galaxy, Inc.

On September 19, 2001, the NRTC filed a fourth lawsuit against DIRECTV, Inc. and Hughes Communications Galaxy, Inc. in the United States District Court of the Central District of California, seeking a declaration from the Court that the NRTC is not required to defend and indemnify DIRECTV, Inc. and Hughes Communications Galaxy, Inc. for the Pegasus Development Corporation and Personalized Media Communications, LLC lawsuit pending in the United States District Court for the District of Delaware. The NRTC has been paying and continues to pay DIRECTV, Inc.’s and Hughes Communications Galaxy, Inc.’s legal fees in that matter under protest. DIRECTV, Inc. and Hughes Communications Galaxy, Inc. filed a counterclaim on October 26, 2001 seeking a declaratory judgment that the NRTC is indeed responsible for the defense and indemnity of DIRECTV, Inc. and Hughes Communications Galaxy, Inc. The NRTC, DIRECTV, Inc. and Hughes Communications Galaxy, Inc. each filed cross motions for summary judgment in this lawsuit in January 2002. On July 1, 2002, the court entered an order granting the motion of DIRECTV, Inc. and Hughes Communications Galaxy, Inc. for partial summary judgment on the NRTC’s duty to defend, and denying the NRTC’s motion for summary judgment on all claims.

The NRTC’s two indemnity cases have been consolidated with each other, but are proceeding separately from DIRECTV, Inc.’s other litigation with the NRTC, Pegasus and Golden Sky, and the class, described above. The Court has stayed further proceedings in the indemnity cases until determination of the merits of the other, underlying cases.

In April 2001, Robert Garcia, doing business as Direct Satellite TV, an independent retailer of DIRECTV System equipment, instituted arbitration proceedings against DIRECTV, Inc. with the American Arbitration Association in Los Angeles, California regarding his commissions and certain chargeback disputes. The parties have been proceeding with the arbitration, though no hearing date has been set. On October 4, 2001, Mr. Garcia filed a class action complaint against DIRECTV, Inc. and Hughes Electronics Corporation in Los Angeles

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Superior Court asserting the same chargeback/commissions claims and a Consumer Legal Remedies Act claim. Mr. Garcia alleges $300.0 million in class-wide damages and seeks certification of a class of plaintiffs to proceed in arbitration with court oversight. DIRECTV, Inc. and Hughes Electronics Corporation moved to dismiss and compel arbitration, which motion was heard on April 12, 2002. On April 17, 2002, the Los Angeles County Superior Court entered an order compelling plaintiffs in the purported class action of retailers to pursue their individual claims in arbitration. The court’s order purported to retain jurisdiction, however, to determine whether the prerequisites for class treatment of dealer claims within an arbitration are met. The court intends to set a schedule for class discovery and a class certification hearing. DIRECTV, Inc. and Hughes Electronics Corporation disagreed that the court could properly retain jurisdiction to conduct class proceedings, and believed that the court’s order effectively denied DIRECTV, Inc. its contractual right to resolve individual dealer claims in arbitrations conducted under the Federal Arbitration Act. On May 2, 2002, DIRECTV, Inc. and Hughes Electronics Corporation filed a notice of appeal of the order. On December 11, 2002, the appellate court denied DIRECTV, Inc.’s appeal, thus permitting the trial court to set a schedule for class discovery and a class certification hearing. DIRECTV, Inc. and Hughes Electronics Corporation have petitioned the California Supreme Court for review of the order, and intend to oppose certification due to the individual nature of the claims involved, and to vigorously defend against plaintiffs’ allegations.

On May 18, 2001, in Oklahoma State Court, plaintiffs Cable Connection, Inc., TV Options, Inc., Swartzel Electronics, Inc. and Orbital Satellite, Inc. filed a class action complaint against DIRECTV, Inc. and Hughes Electronics Corporation. All four plaintiffs purport to be independent retailers of satellite equipment (three residential and one commercial), who allege claims ranging from breach of contract to fraud, promissory estoppel, antitrust and unfair competition claims. The plaintiffs seek unspecified damages and injunctive relief. They claim to be bringing the complaint on behalf of all DIRECTV dealers, including former Primestar and USSB dealers. On August 17, 2001, DIRECTV, Inc. and Hughes Electronics Corporation successfully stayed the case and the court orally ordered the individual plaintiffs to pursue their claims in arbitration pursuant to the arbitration clause in each of the dealer’s contracts with DIRECTV, Inc. None of the plaintiffs instituted arbitration proceedings. In March 2002, DIRECTV, Inc. filed a motion for a final order of arbitration. Plaintiffs then filed a motion requesting the court to order that a single arbitration be permitted on a class wide basis. DIRECTV, Inc. removed the action to federal court, plaintiffs moved to remand to state court and the federal court granted remand to state court on August 8, 2002. On September 5, 2002, the state court entered its final order compelling plaintiffs to pursue their individual claims in arbitration in Los Angeles, California, but purporting to retain jurisdiction to determine whether the prerequisites for class treatment of dealer claims within an arbitration are met. DIRECTV, Inc. filed a notice of appeal of the order, and the State Supreme Court issued an order to show cause by October 14, 2002, as to why the appeal should not be dismissed. DIRECTV, Inc. responded to the notice and on January 7, 2003, the State Supreme Court issued an order permitting DIRECTV, Inc. to proceed with its appeal. DIRECTV, Inc. intends to vigorously seek to enforce its arbitration agreement, to oppose plaintiffs’ efforts to obtain class treatment, and to defend against plaintiffs’ allegations.

On June 27, 2000, SuperGuide Corporation filed suit in the United States District Court for the Western District of North Carolina against DIRECTV Enterprises, DIRECTV, Inc. and DIRECTV Operations, Inc., which we refer to together in this paragraph as the DIRECTV defendants, Hughes Electronics Corporation, Thomson Consumer Electronics, Inc., EchoStar Communications Corporation, Echostar Satellite Corporation and Echostar Technologies Corporation, alleging infringement of three United States patents and seeking unspecified damages and injunctive relief. Gemstar Development Corp. was added as a third-party defendant because it asserts to have exclusive control of the patents by reason of a license agreement with SuperGuide. Based on beneficial rulings narrowing the scope of the asserted claims, the defendants filed motions for summary judgment, and on July 3, 2002, the court granted summary judgment of non-infringement to the DIRECTV defendants, Hughes Electronics Corporation and DIRECTV System manufacturers under all asserted claims of the three patents in the

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case. Judgment for all defendants dismissing all claims of infringement and awarding costs to defendants was entered on July 25, 2002. Notices of appeal to the Court of Appeals for the Federal Circuit have been filed, and a hearing will be held in 2003.

On December 5, 2000, Personalized Media Communications, LLC, or PMC, and Pegasus Development Corporation filed suit in the United States District Court for the District of Delaware against DIRECTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North American Corp., alleging infringement of seven U.S. patents and seeking unspecified damages and injunctive relief. The case has been narrowed to 24 claims for purposes of discovery, and DIRECTV, Inc. may seek further narrowing prior to trial presently scheduled for the first quarter of 2004. Thomson has named Gemstar-TV Guide International, Inc., Starsight Telecast, Inc. and TVG PMC, Inc. as third-party defendants, and has raised antitrust and patent misuse charges against Gemstar, Pegasus and PMC. The antitrust counts have been transferred to a multi-district proceeding in Atlanta for pre-trial development and have been bifurcated for separate trial. DIRECTV has raised defenses of invalidity and non-infringement, in addition to license, laches and estoppel, and patent misuse. DIRECTV, Inc. intends to vigorously defend the lawsuit and pursue the counterclaims against Pegasus and PMC. DIRECTV, Inc. and Hughes have demanded indemnification by the NRTC, which the NRTC has been providing under protest. (See the separate item above describing the action pending in the United States District Court of the Central District of California with respect to the indemnity issue.)

On November 21, 2001, Broadcast Innovations, LLC filed suit in the United States District Court for the District of Colorado against DIRECTV, Inc., Hughes Electronics Corporation, Thomson multimedia, Inc., Pegasus Satellite Television, Inc., Dotcast, Inc., and EchoStar Communications Corporation, alleging infringement of two United States patents and seeking unspecified damages and injunction. One of the patents relates to conditional access technology, and DIRECTV, Inc. has turned over its defense to NDS Limited, the conditional access provider to the DIRECTV system. The case is in the discovery phase, and defendants will be filing potentially dispositive summary judgment motions. Depending on the outcome of these motions, the case may be tried in late 2003. DIRECTV, Inc. has raised defenses of non-infringement and invalidity, and intends to vigorously defend the lawsuit.

In April 1997, the International Electronics Technology Corp. filed suit in the United States District Court for the Central District of California against DIRECTV, Inc., Hughes Aircraft Co., and Thomson Consumer Electronics, Inc., alleging infringement of one United States patent and seeking unspecified damages and injunction. Plaintiff has asserted an interpretation of the claims at issue that relates to conditional access technology, and DIRECTV, Inc. has turned over the defense to NDS Limited. Trial has not yet been scheduled. DIRECTV, Inc. has raised defenses of non-infringement and/or invalidity, and intends to vigorously defend the lawsuit.

DIRECTV, Inc., DIRECTV Enterprises, LLC, and DIRECTV Operations, LLC, referred to together below as “DIRECTV Parties” filed a lawsuit against NDS Limited (and related entities), the provider of DIRECTV’s conditional access system. The lawsuit, which was filed under seal in United States District Court in Los Angeles on September 6, 2002, alleges, among other things, breach of contract and misappropriation of trade secrets. The DIRECTV Parties are seeking relief from the court that includes compensatory and other damages, delivery of software technology required by the contract, and a preliminary and permanent injunction that would enjoin NDS from engaging in further breaches of contract and misappropriation of trade secrets. NDS filed a motion to dismiss many of the DIRECTV Parties’ claims and on December 30, 2002, the court granted in part and denied in part NDS’s motion. The DIRECTV Parties are evaluating their options for amending their complaint. On October 21, 2002, NDS filed counterclaims against the DIRECTV Parties and a chip manufacturer, alleging that the DIRECTV Parties and the chip manufacturer misappropriated NDS’s intellectual property and infringed

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NDS’s patents in developing new conditional access cards. NDS is seeking injunctive relief as well as an unspecified amount in restitution, disgorgement of profits and punitive damages. The DIRECTV Parties dispute these allegations on the basis that they have a license to use the technology and, believe that the counterclaims are without merit, will seek to dismiss certain of the claims and will vigorously defend the remaining claims made by NDS. On December 23, 2002, NDS filed suit in Germany against the chip manufacturer seeking in part an injunction against their continued work on behalf of the DIRECTV Parties. The DIRECTV Parties are cooperating with the chip manufacturer, who believes the claim is without merit.

In addition to the above items, various legal actions, claims and proceedings and other items arising in the normal course of business are pending against DIRECTV. DIRECTV has established reserves for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or other treble damage claims, or sanctions, that if granted, could require DIRECTV to pay damages or make expenditures in amounts that are not currently estimable. However, DIRECTV’s management and legal counsel believe that the ultimate resolution of the foregoing legal matters will not have a material adverse effect on the accompanying consolidated statements of operations or balance sheets.

Other

DIRECTV uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers, however DIRECTV relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on DIRECTV’s ability to provide service. Where insurance costs related to known satellite anomalies are prohibitive, DIRECTV’s insurance policies contain coverage exclusions. The book value of satellites that were insured with coverage exclusions amounted to $188.2 million and the book value of satellites not insured amounted to $13.2 million as of December 31, 2001. In the fourth quarter of 2002, insurance coverage on three satellites expired and was not renewed. As a result, the book value of satellites not insured amounted to $474.7 million at December 31, 2002.

At December 31, 2001, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $148.5 million, payable as follows: $49.8 million in 2002, $37.5 million in 2003, $16.9 million in 2004, $14.3 million in 2005, $11.4 million in 2006 and $18.6 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease rental income, were $24.5 million in 2001, $15.5 million in 2000 and $11.7 million in 1999.

In December 2002, DIRECTV and The National Football League (“NFL”) announced a 5-year agreement that will provide DIRECTV with the exclusive satellite television rights to the NFL SUNDAY TICKET™ through 2007 and the exclusive multi-channel television rights through 2005. The NFL SUNDAY TICKET™ allows DIRECTV to distribute up to 14 out-of-market games each week during the NFL season. After considering the new NFL agreement, minimum payments under DIRECTV’s contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry tracking and control services, and satellite construction, are anticipated to be approximately $521.8 million in 2002, $498.1 million in 2003, $375.4 million in 2004, $293.5 million in 2005, $545.3 million in 2006 and $706.1 million thereafter.